EXHIBIT 99.1

PRESS RELEASE	February 8, 2024

Century Casinos, Inc. Announces Preliminary Fourth Quarter 2023 Financial Results and Operational Updates

Colorado Springs, CO – February 8, 2024 – Century Casinos, Inc. (the “Company”, “we”, “us”, or “our”) (Nasdaq Capital Market®: CNTY) provided preliminary financial results for its fiscal fourth quarter ended December 31, 2023 and an update on the Company’s projects.

Preliminary fourth quarter 2023 (unaudited) estimates are:

• Approximately $171 million in cash and cash equivalents as of December 31, 2023 (compared to $102 million at December 2022);

•  Approximately $140 million - $145 million in net operating revenue (compared to $104 million in fourth quarter 2022);

• Approximately ($10) million – ($14) million in net loss attributable to Century Casinos, Inc. shareholders (compared to ($4) million in fourth quarter 2022); and

• Approximately $24 million - $26 million in Adjusted EBITDAR* (compared to $22 million in fourth quarter 2022).

As reported in the Company’s third quarter filings, the $30.0 million revolving facility with Goldman Sachs Bank USA (“Goldman”) that the Company borrowed in July 2023 in connection with the Rocky Gap acquisition was repaid on September 21, 2023. The full amount of the revolving facility is currently available for the Company to borrow.

The Company has agreed to buy back $3.5 million of its term loan with Goldman at 97% of the cost of the debt. The transaction is expected to occur in February 2024.

In Poland, the Company was granted licenses for the two casinos that it had closed in October 2023 due to the expiration of the casino licenses. The anticipated reopening of the casinos is the end of February 2024 for the casino in Bielsko-Biala and in mid-March 2024 for the casino in Katowice. In November 2023, the Company closed its Wroclaw casino due to the expiration of the casino license. The Company was granted a new license for Wroclaw in December 2023 and anticipates reopening the casino in a new location in mid-2024.

In Missouri, the construction projects of the hotel in Cape Girardeau (to be called the “The Riverview”) and the new land-based casino and hotel in Caruthersville continue to be on time and on budget. The Company anticipates opening the hotel in Cape Girardeau the first week of April 2024 and the land-based casino and hotel in Caruthersville by the end of 2024. The Caruthersville project is being financed by VICI Properties Inc. (“VICI”), inclusive of approximately $19 million of cash on hand that was previously funded by VICI but has not yet been spent on the project and is included in the Company’s consolidated balance sheet as of December 31, 2023.

“We expect 2024 to be a transitional year for the Company as we continue to integrate the Nugget and Rocky Gap operations into our portfolio and complete our two large construction projects in Missouri. We estimate our company-wide capital expenditures, excluding the Caruthersville project that we are financing through VICI, to be approximately $46 million in 2024. We look forward to 2025, when we can see everything we are working towards in 2023 and 2024 coming to fruition without the disruptions we are currently experiencing,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos, remarked.  “We feel comfortable with our cash position and capex plan, and we  continue to look for every opportunity to reduce operating costs going forward to maximize earnings and cash flow. In addition, we are evaluating ways to reduce our non-operating costs going forward,” they concluded.

Preliminary Results:

Our audited consolidated financial statements for the year ended December 31, 2023 are not yet available; however, certain of our estimated preliminary unaudited financial results for the three months ended December 31, 2023 are set forth above and in the reconciliations below. With respect to certain presented results, we have provided ranges, rather than specific amounts, because these results are preliminary estimates and subject to change. These results are based on the information available to us as of the date of this release. Our actual results may vary from the estimated preliminary results presented in this release, including due to the completion of our financial closing and other operational procedures, final adjustments, and other developments that may arise between now and the time the Company releases its financial results for the fourth quarter and year ended December 31, 2023, which is currently scheduled for March 14, 2024. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with US generally accepted accounting principles (“GAAP”). Further, our preliminary estimated results are not necessarily indicative of the results to be expected for any future period. Accordingly, undue reliance should not be placed on this preliminary data.

SUPPLEMENTAL INFORMATION:

*  Adjusted EBITDAR.  We define Adjusted EBITDAR as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income) (including interest expense related to the Company’s triple net lease with VICI (the “Master Lease”)), net, income taxes (benefit), depreciation, amortization, non-controlling interests net earnings (losses) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. The Master Lease is accounted for as a financing obligation. As such, a portion of the periodic payment under the Master Lease is recognized as interest expense with the remainder of the payment impacting the financing obligation using the effective interest method. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDAR reported for each segment. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under GAAP.

Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric and is not considered a measure of performance recognized under GAAP. Adjusted EBITDAR is an additional metric used by analysts in valuing gaming companies subject to triple net leases such as our Master Lease since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted

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EBITDAR is used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) financial analysts refer to Adjusted EBITDAR when valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate, and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate.

Adjusted EBITDAR should not be construed as an alternative to net earnings (loss) attributable to Century Casinos, Inc. shareholders, the most directly comparable GAAP measure, as indicators of our performance. In addition, Adjusted EBITDAR as used by us may not be defined in the same manner as other companies in our industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. Consolidated Adjusted EBITDAR should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net earnings (loss) attributable to Century Casinos, Inc. shareholders, because it excludes the rent expense associated with our Master Lease and several other items.

A reconciliation of the estimated net loss attributable to Century Casinos, Inc. shareholders to estimated Adjusted EBITDAR is presented below.

	(Unaudited) For the three months ended
	December 31, 2023		December 31, 2022
in millions	Low Estimate	High Estimate	Actuals
Net loss attributable to Century Casinos, Inc. shareholders	$(13.6)	$(9.8)	$(4.0)
Interest expense (income), net	25.5	24.5	17.0
Income tax benefit	(5.0)	(3.0)	0.5
Depreciation and amortization	12.0	11.0	6.8
Net earnings attributable to non-controlling interests	3.0	2.0	0.9
Non-cash stock-based compensation	1.0	0.8	0.7
Loss (gain) on foreign currency transactions, cost recovery income and other	0.4	0.2	(0.7)
Loss on disposition of fixed assets	0.3	0.1	0.1
Acquisition costs	0.4	0.2	0.4
Adjusted EBITDAR	$24.0	$26.0	$21.7

The Company estimates that approximately $15 million of interest expense for the three months ended December 31, 2023 relates to rent on the Master Lease.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. In the United States the Company operates the following operating segments: (i) in the East, the Mountaineer Casino, Resort & Races in New Cumberland, West Virginia and Rocky Gap Casino, Resort & Golf in Flintstone, Maryland; (ii) in the Midwest, the Century Casinos in Cape Girardeau and Caruthersville, Missouri, and Century Casino & Hotels in Cripple Creek and Central City, Colorado; and (iii) in the West, the Nugget Casino Resort, in Reno/Sparks, Nevada. In Alberta, Canada the Company operates Century Casino & Hotel in Edmonton, the Century Casino in St. Albert, Century Mile Racetrack and Casino in Edmonton and Century Downs Racetrack and Casino in Calgary. In Poland, the Company holds eight casino licenses and currently operates five casinos through its subsidiary Casinos Poland Ltd. The

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Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding 2023 results, debt repurchases, timing for opening certain casinos in Poland, projects in development and other opportunities, including the completion of our Missouri construction projects, and plans for our casinos and our Company including expectations regarding 2024, 2025 and later results, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, among others, risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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